EXHIBIT 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
January 21, 2009	Brendan J. McGill
Senior Vice President & CFO
215-256-8828

Harleysville Savings Financial Corporation Announces Increased First Quarter Earnings for Fiscal Year 2009

    Harleysville, PA., January 21, 2009 – Harleysville Savings Financial Corporation (NASDAQ:HARL) reported today that net income for the quarter ended December 31, 2008 was $1,375,000 or $.38 per diluted share compared to $801,000 or $.21 per diluted share for the same quarter last year.

Ron Geib, President and Chief Executive Officer of the Company, commented “We are pleased to be reporting a quarter of strong earnings growth.  Despite the difficult economic times our country is currently facing, Harleysville Savings operates in a geographic area where real estate values and employment have remained relatively stable.  These conditions along with remaining true to our fundamental operating principles of maintaining prudent underwriting standards and investing in high credit quality assets, controlling our operating expenses, and practicing sound capital management, have allowed the Company to be well positioned for the uncertainties of 2009.”
The Company’s assets totaled $824.3 million compared to $791.9 million a year ago.  Stockholders’ book value increased to $13.41 per share from $12.67 a year ago.

Harleysville Savings Financial Corporation is the holding company for Harleysville Savings Bank. Established in 1915, Harleysville Savings Bank is a Pennsylvania chartered and federally insured savings bank. Headquartered in Harleysville, PA.  Harleysville is located in central Montgomery County, which has the third largest population base and the second highest per capita income in the state of Pennsylvania.

This presentation may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995). Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic; competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services.

Harleysville Savings Financial Corporation
Selected Consolidated Financial Data as of December 31, 2008
(Dollars in thousands except per share data)
( (1) Unaudited)	Three Months Ended

Selected Consolidated Earnings Data	Dec 31, 2008 (1)	Dec 31, 2007 (1)
Total interest income	$10,726	$10,501
Total interest expense	6,541	7,631

Net Interest Income	4,185	2,870
Provision for loan losses	100	-

Net Interest Income after Provision for Loan Losses	4,085	2,870

Other income	471	499
Total other expenses	2,754	2,386

Income before Income Taxes	1,802	983
Income tax expense	427	182

Net Income	$1,375	$801

Per Common Share Data
Basic earnings	$0.38	$0.22
Diluted earnings	$0.38	$0.21
Dividends	$0.18	$0.17
Book value	$13.41	$12.67
Shares outstanding	3,580,711	3,727,477
Average shares outstanding - basic	3,580,630	3,721,413
Average shares outstanding - diluted	3,592,483	3,736,585

	Year To Date:
Other Selected Consolidated Data	Dec 31, 2008 (1)	Dec 31, 2007 (1)
Return on average assets	0.67%	0.41%
Return on average equity	11.60%	6.82%
Interest rate spread	1.87%	1.24%
Net yield on interest earning assets	2.07%	1.50%
Operating expenses to average assets	1.33%	1.22%
Efficiency ratio	59.14%	70.81%
Ratio of non-performing loans to total
assets at end of period	0.16%	0.04%
Loan loss reserve to total loans, net	0.43%	0.45%

Selected Consolidated Financial Data	Dec 31, 2008 (1)	Sept 30, 2008	June 30, 2008(1)	Mar 31, 2008 (1)	Dec 31, 2007 (1)
Total assets	$ 824,275	$ 825,675	$ 824,655	$811,854	$791,888
Consumer Loans receivable - net	436,663	432,451	425,139	415,019	410,220
Commercial Loans	46,910	44,407	30,993	25,318	18,696
Loan loss reserve	2,098	1,988	1,960	1,925	1,924
Cash & investment securities	90,128	89,483	99,338	105,769	125,729
Mortgage-backed securities	206,674	214,691	224,917	223,579	195,735
FHLB stock	16,096	16,574	15,152	14,096	13,999
Deposits	420,163	425,513	440,921	450,516	440,500
Advances	350,345	347,846	329,154	309,285	298,711
Total stockholders' equity	48,007	47,209	46,004	45,397	47,239